Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

        We hereby consent to the references to our firm, in the context in which they appear; to the use of our estimates of proved reserves and future cash flows of Pinnacle Gas Resources, Inc. as of December 31, 2007, 2008, and 2009; and to the incorporation of our report dated February 10, 2010, included in the Annual Report on Form 10-K of Pinnacle Gas Resources, Inc. for the year ended December 31, 2009.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (SCOTT) REES III, P.E. C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas
March 31, 2010